Exhibit 1

Trade Date - October 13, 2016:
2,800 @ $57.0000; 900 @ $57.0100; 200 @ $57.0200.

Trade Date - October 14, 2016:
1,300 @ $57.0500; 500 @ $57.0400; 2,767 @ $57.0300; 500 @ $57.0250; 8,773 @
$57.0200; 1,400 @ $57.0150; 5,918 @ $57.0100; 1,400 @ $57.0050; 14,215 @
$57.0000.